Burton, Bartlett & Glogovac
427 West Plumb Lane
Reno, Nevada  89509-3766

Phone: (775) 333-0400
Fax:  (775) 333-0412

September 25, 2013

NanoAntibiotics, Inc.

9511 Collins Ave., Suite 807

Surfside, Florida 33154

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of up to 10,000,000 shares of common stock, par value $0.0001 per share, of NanoAntibiotics, Inc., a Nevada corporation (the “Company”). The Registration Statement includes for registration (i) 5,000,000 shares of common stock previously issued to the selling securityholders pursuant to the Private Placement described in the Registration Statement (the “Private Placement Shares”), and (ii) 5,000,000 shares of common stock subject to issuance to the selling securityholders upon the exercise of warrants issued by the Company pursuant to the Private Placement described in the Registration Statement (the “Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any shares of common stock issued after the date of this letter. We have not verified any of these assumptions.

NanoAntibiotics, Inc.

September 25, 2013

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Warrant Shares subject to issuance are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and further that the Private Placement Shares previously issued by the Company are duly authorized for issuance, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac